Exhibit 99.1

Greg Parker
Investor Relations
210.220.5632
or
Bill Day
Media Relations
210.220.5427

FOR IMMEDIATE RELEASE
October 26, 2017

CULLEN/FROST REPORTS THIRD QUARTER RESULTS
Board declares fourth quarter dividend on common and preferred stock, and authorizes $150 million stock repurchase program

SAN ANTONIO -- Cullen/Frost Bankers, Inc. (NYSE:CFR) today reported third quarter 2017 results. The company’s net income available to common shareholders for the third quarter of 2017 was $91.1 million, compared to $78.2 million in the third quarter of 2016, an increase of 16.5 percent. On a per-share basis, net income was $1.41 per diluted common share, compared to $1.24 per diluted common share reported a year earlier. Returns on average assets and average common equity were 1.19 percent and 11.71 percent, respectively, compared to 1.07 percent and 10.31 percent, respectively, for the same period a year earlier.

For the third quarter of 2017, net interest income on a taxable-equivalent basis increased 12.2 percent to $264.4 million, compared to $235.7 million reported for the same quarter of 2016. Average loans for the third quarter of 2017 increased $1.1 billion, or 9.9 percent, to $12.6 billion, from the $11.5 billion reported for the third quarter a year earlier. Average deposits for the quarter were $25.7 billion compared to $24.7 billion reported for last year's third quarter, an increase of 4.5 percent.

“Our strategy of growing our loan portfolio relationships continues to show progress, and we have also seen growth in our deposit relationships,” said Cullen/Frost Chairman and CEO Phil Green.

“As interest rates continue their expected climb upward, Frost is well-positioned for long-term growth and building market share,” Green said. “After Frost raised deposit rates earlier this year, total money market account balances have increased to their highest levels since September 2015. This has reversed the trend in balance declines that we had been experiencing.

“Toward the end of the quarter, Hurricane Harvey had a significant impact on the Texas Gulf Coast region,” Green added. “The Houston area in particular suffered an unprecedented level of flooding and damage to both homeowners and businesses. We made it a priority to get our financial centers in the affected areas reopened quickly so that they could resume service, and Frost stands ready to provide our customers in the Houston and Corpus Christi areas with the financial tools they need to recover. For the most part, our customers made it through the storm in fairly good shape. Immediately after the storm, the Frost Bank Charitable Foundation made an unprecedented donation of $1 million to charities serving those most affected.”

During the quarter the company recognized a tax benefit of $3.7 million related to the correction of an over-accrual of taxes that resulted from incorrectly classifying certain tax-exempt loans as taxable from tax periods dating back to 2013. This benefit was partly offset by a $3.2 million after-tax loss realized during the quarter related to the sale of $750 million of available-for-sale U.S. Treasury securities.

For the first nine months of 2017, net income available to common shareholders was $257.6 million, or $3.98 per diluted common share, compared to $214.5 million, or $3.42 per diluted common share, for the first nine months of 2016. Returns on average assets and average common equity for the first nine months of 2017 were 1.14 percent and 11.44 percent, respectively, compared to 1.01 percent and 9.87 percent for the same period in 2016.

Noted financial data for the third quarter of 2017 follows:

•
The Common Equity Tier 1, Tier 1 and Total Risk-Based Capital Ratios at the end of the third quarter of 2017 were 12.38 percent, 13.14 percent and 15.19 percent, respectively, and continue to be in excess of well-capitalized levels. Current capital ratios exceed Basel III fully phased-in requirements. During the quarter we completed our previously approved $100 million buyback, repurchasing 1.1 million shares at an average price of $88.11.

•
Net-interest income on a taxable equivalent basis for the third quarter of 2017 totaled $264.4 million, an increase of 12.2 percent, compared to $235.7 million for the same period a year ago. This increase is mainly due to an increase in the volume of earning assets, combined with higher yields on loans and cash balances that we maintain at the Federal Reserve. The net interest margin was 3.73 percent for the third quarter of 2017, an increase over the 3.53 percent reported for the third quarter of 2016 and 3.70 percent for the second quarter of 2017. The increase in the net interest margin compared to a year ago was primarily driven by an increase in the yield on earning assets.

•
Non-interest income for the third quarter of 2017 totaled $81.6 million, a decrease of $499,000, or 0.6 percent, compared to $82.1 million reported for the third quarter of 2016. This decrease resulted primarily from the net pre-tax loss on securities transactions of $4.9 million previously mentioned. Without this loss non-interest income would have been up $4.3 million or 5.3 percent. Trust and investment management fees were $27.5 million, up $1.0 million, or 3.9 percent, from the third quarter of 2016. Investment fees were up $1.6 million, offset in part by lower oil and gas fees and estate fees. The increase in investment fees was due to higher average equity valuations. Other non-interest income increased $2.8 million which included $1.2 million in the collection of amounts previously charged-off by Western National Bank prior to our acquisition, a $935,000 increase in income from customer derivative and trading activities, and $700,000 in amortization of the deferred gain related to the corporation's headquarters building sold in December of 2016.

•
Non-interest expense was $186.8 million for the third quarter of 2017, up $6.3 million, or 3.5 percent, compared to the $180.5 million reported for the third quarter a year earlier. Total salaries rose $5.0 million, or 6.3 percent, to $84.4 million, and were impacted by normal annual merit and market increases combined with increases in the number of employees. Additionally, salaries include $1.2 million in severance expense related primarily to certain branch closures. Net occupancy expense rose $1.2 million, or 6.5 percent, mostly due to increases in lease expense which was primarily related to the sale and lease back of our headquarters building in December 2016. Furniture and equipment expense increased $764,000 primarily due to software maintenance. Other non-interest expense decreased by $621,000.

•
For the third quarter of 2017, the provision for loan losses was $11.0 million, and net charge-offs were $6.2 million. That compares with $8.4 million and $11.9 million, respectively, for the second quarter of 2017. For the third quarter of 2016, the provision for loan losses and net charge-offs were both $5.0 million respectively. The allowance for loan losses as a percentage of total loans was 1.21 percent at September 30, 2017, compared to 1.29 percent at the end of the third quarter of 2016 and 1.20 percent at the end of the second quarter of 2017. Non-performing assets were $150.0 million at the end of the third quarter of 2017, compared to $100.9 million at the end of the third quarter of 2016 and $90.2 million at the end of the second quarter of 2017.

The Cullen/Frost board also declared a fourth-quarter cash dividend of $.57 per common share, payable December 15, 2017 to shareholders of record on November 30 of this year. The board of directors also declared a cash dividend of $.3359375 per share of the Noncumulative Perpetual Preferred Stock, Series A, which is traded on the NYSE under the symbol “CFR PrA.” The Series A Preferred Stock dividend is also payable on December 15, 2017, to shareholders of record on November 30 of this year.

In addition, the Corporation's board of directors authorized a new $150.0 million stock repurchase plan. Under the plan, shares may be repurchased over a two-year period from time to time at various prices in the open market or through private transactions.

Cullen/Frost Bankers, Inc. will host a conference call on Thursday, October 26, 2017, at 10 a.m. Central Time (CT) to discuss the results for the quarter. The media and other interested parties are invited to access the call in a “listen only” mode at 1-800-944-6430. Digital playback of the conference call will be available after 2 p.m. CT until midnight Sunday, October 29, 2017 at 855-859-2056 with Conference ID # of 97912869. The call will also be available by webcast at the URL listed below and available for playback after 2 p.m. CT. After entering the Web site, www.frostbank.com, scroll down to the bottom of the home page. Under Company Information, click on Investor Relations.

Cullen/Frost Bankers, Inc. (NYSE: CFR) is a financial holding company, headquartered in San Antonio, with $31.0 billion in assets at September 30, 2017. One of the 50 largest U.S. banks, Frost provides a wide range of banking, investments and insurance services to businesses and individuals across Texas in the Austin, Corpus Christi, Dallas, Fort Worth, Houston, Permian Basin, Rio Grande Valley and San Antonio regions. Founded in 1868, Frost has helped clients with their financial needs during three centuries. Additional information is available at frostbank.com.

Forward-Looking Statements and Factors that Could Affect Future Results

Certain statements contained in this Earnings Release that are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”), notwithstanding that such statements are not specifically identified as such. In addition, certain statements may be contained in our future filings with the SEC, in press releases, and in oral and written statements made by us or with our approval that are not statements of historical fact and constitute forward-looking statements within the meaning of the Act. Examples of forward-looking statements include, but are not limited to: (i) projections of revenues, expenses, income or loss, earnings or loss per share, the payment or nonpayment of dividends, capital structure and other financial items; (ii) statements of plans, objectives and expectations of Cullen/Frost or its management or Board of Directors, including those relating to products or services; (iii) statements of future economic performance; and (iv) statements of assumptions underlying such statements. Words such as “believes”, “anticipates”, “expects”, “intends”, “targeted”, “continue”, “remain”, “will”, “should”, “may” and other similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.
Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from those in such statements. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:

•	Local, regional, national and international economic conditions and the impact they may have on us and our customers and our assessment of that impact.

•	Volatility and disruption in national and international financial and commodity markets.

•	Government intervention in the U.S. financial system.

•	Changes in the mix of loan geographies, sectors and types or the level of non-performing assets and charge-offs.

•	Changes in estimates of future reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements.

•	The effects of and changes in trade and monetary and fiscal policies and laws, including the interest rate policies of the Federal Reserve Board.

•	Inflation, interest rate, securities market and monetary fluctuations.

•	The effect of changes in laws and regulations (including laws and regulations concerning taxes, banking, securities and insurance) with which we and our subsidiaries must comply.

•	The soundness of other financial institutions.

•	Political instability.

•	Impairment of our goodwill or other intangible assets.

•	Acts of God or of war or terrorism.

•	The timely development and acceptance of new products and services and perceived overall value of these products and services by users.

•	Changes in consumer spending, borrowings and savings habits.

•	Changes in the financial performance and/or condition of our borrowers.

•	Technological changes.

•	Acquisitions and integration of acquired businesses.

•	Our ability to increase market share and control expenses.

•	Our ability to attract and retain qualified employees.

•	Changes in the competitive environment in our markets and among banking organizations and other financial service providers.

•
The effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standard setters.

•	Changes in the reliability of our vendors, internal control systems or information systems.

•	Changes in our liquidity position.

•	Changes in our organization, compensation and benefit plans.

•
The costs and effects of legal and regulatory developments, the resolution of legal proceedings or regulatory or other governmental inquiries, the results of regulatory examinations or reviews and the ability to obtain required regulatory approvals.

•	Greater than expected costs or difficulties related to the integration of new products and lines of business.

•	Our success at managing the risks involved in the foregoing items.

Forward-looking statements speak only as of the date on which such statements are made. We do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made, or to reflect the occurrence of unanticipated events.

Cullen/Frost Bankers, Inc.
CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED)
(In thousands, except per share amounts)

	2017			2016
	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr
CONDENSED INCOME STATEMENTS
Net interest income	$219,211	$214,788	$208,509	$201,603	$194,507
Net interest income (1)	264,406	258,020	252,393	244,961	235,665
Provision for loan losses	10,980	8,426	7,952	8,939	5,045
Non-interest income:
Trust and investment management fees	27,493	27,727	26,470	26,434	26,451
Service charges on deposit accounts	20,967	21,198	20,769	20,434	20,540
Insurance commissions and fees	10,892	9,728	13,821	11,342	11,029
Interchange and debit card transaction fees	5,884	5,692	5,574	5,531	5,435
Other charges, commissions and fees	10,493	9,898	9,592	9,798	10,703
Net gain (loss) on securities transactions	(4,867)	(50)	—	109	(37)
Other	10,753	6,887	7,474	19,786	7,993
Total non-interest income	81,615	81,080	83,700	93,434	82,114

Non-interest expense:
Salaries and wages	84,388	80,995	82,512	81,851	79,411
Employee benefits	17,730	18,198	21,625	16,754	17,844
Net occupancy	19,391	19,153	19,237	17,996	18,202
Furniture and equipment	18,743	18,250	17,990	17,734	17,979
Deposit insurance	4,862	5,570	4,915	5,016	4,558
Intangible amortization	405	438	458	560	586
Other	41,304	45,447	41,178	53,940	41,925
Total non-interest expense	186,823	188,051	187,915	193,851	180,505
Income before income taxes	103,023	99,391	96,342	92,247	91,071
Income taxes	9,892	13,838	11,401	8,528	10,852
Net income	93,131	85,553	84,941	83,719	80,219
Preferred stock dividends	2,016	2,015	2,016	2,016	2,016
Net income available to common shareholders	$91,115	$83,538	$82,925	$81,703	$78,203

PER COMMON SHARE DATA
Earnings per common share - basic	$1.43	$1.30	$1.29	$1.29	$1.24
Earnings per common share - diluted	1.41	1.29	1.28	1.28	1.24
Cash dividends per common share	0.57	0.57	0.54	0.54	0.54
Book value per common share at end of quarter	48.24	47.95	46.20	45.03	47.98

OUTSTANDING COMMON SHARES
Period-end common shares	63,114	64,226	63,916	63,474	62,891
Weighted-average common shares - basic	63,667	64,061	63,738	63,157	62,450
Dilutive effect of stock compensation	898	974	999	881	691
Weighted-average common shares - diluted	64,565	65,035	64,737	64,038	63,141

SELECTED ANNUALIZED RATIOS
Return on average assets	1.19%	1.11%	1.12%	1.09%	1.07%
Return on average common equity	11.71	11.07	11.55	11.03	10.31
Net interest income to average earning assets (1)	3.73	3.70	3.64	3.55	3.53

(1) Taxable-equivalent basis assuming a 35% tax rate

Cullen/Frost Bankers, Inc.
CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED)

	2017			2016
	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr
BALANCE SHEET SUMMARY
($ in millions)
Average Balance:
Loans	$12,587	$12,275	$12,090	$11,726	$11,457
Earning assets	28,342	28,064	28,007	27,677	27,051
Total assets	30,390	30,124	30,144	29,835	29,132
Non-interest-bearing demand deposits	10,756	10,694	10,726	10,454	10,002
Interest-bearing deposits	14,994	14,967	15,095	14,952	14,650
Total deposits	25,750	25,661	25,821	25,406	24,652
Shareholders' equity	3,232	3,172	3,055	3,091	3,161

Period-End Balance:
Loans	$12,706	$12,512	$12,186	$11,975	$11,581
Earning assets	28,941	28,084	28,475	28,025	27,466
Goodwill and intangible assets	660	661	661	662	662
Total assets	30,990	30,206	30,525	30,196	29,603
Total deposits	26,403	25,614	26,142	25,812	25,108
Shareholders' equity	3,189	3,224	3,097	3,003	3,162
Adjusted shareholders' equity (1)	3,131	3,173	3,103	3,027	2,946

ASSET QUALITY
($ in thousands)
Allowance for loan losses:	$154,303	$149,558	$153,056	$153,045	$149,773
As a percentage of period-end loans	1.21%	1.20%	1.26%	1.28%	1.29%

Net charge-offs:	$6,235	$11,924	$7,941	$5,667	$4,986
Annualized as a percentage of average loans	0.20%	0.39%	0.27%	0.19%	0.17%

Non-performing assets:
Non-accrual loans	$143,104	$86,413	$116,176	$100,151	$96,833
Restructured loans	4,815	1,696	—	—	1,946
Foreclosed assets	2,094	2,041	2,042	2,440	2,158
Total	$150,013	$90,150	$118,218	$102,591	$100,937
As a percentage of:
Total loans and foreclosed assets	1.18%	0.72%	0.97%	0.86%	0.87%
Total assets	0.48	0.30	0.39	0.34	0.34

CONSOLIDATED CAPITAL RATIOS
Common Equity Tier 1 Risk-Based Capital Ratio	12.38%	12.81%	12.71%	12.52%	12.40%
Tier 1 Risk-Based Capital Ratio	13.14	13.59	13.50	13.33	13.24
Total Risk-Based Capital Ratio	15.19	15.65	15.62	14.93	14.86
Leverage Ratio	8.39	8.61	8.34	8.14	8.18
Equity to Assets Ratio (period-end)	10.29	10.67	10.15	9.94	10.68
Equity to Assets Ratio (average)	10.63	10.53	10.14	10.36	10.85

(1) Shareholders' equity excluding accumulated other comprehensive income (loss).

Cullen/Frost Bankers, Inc.
CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED)
(In thousands, except per share amounts)

	Nine Months Ended
	September 30,
	2017	2016
CONDENSED INCOME STATEMENTS

Net interest income	$642,508	$574,733
Net interest income (1)	774,819	694,997
Provision for loan losses	27,358	42,734
Non-interest income:
Trust and investment management fees	81,690	77,806
Service charges on deposit accounts	62,934	60,769
Insurance commissions and fees	34,441	35,812
Interchange and debit card transaction fees	17,150	15,838
Other charges, commissions and fees	29,983	29,825
Net gain (loss) on securities transactions	(4,917)	14,866
Other	25,114	21,358
Total non-interest income	246,395	256,274

Non-interest expense:
Salaries and wages	247,895	236,814
Employee benefits	57,553	55,861
Net occupancy	57,781	53,631
Furniture and equipment	54,983	53,474
Deposit insurance	15,347	12,412
Intangible amortization	1,301	1,869
Other	127,929	125,048
Total non-interest expense	562,789	539,109
Income before income taxes	298,756	249,164
Income taxes	35,131	28,622
Net income	263,625	220,542
Preferred stock dividends	6,047	6,047
Net income available to common shareholders	$257,578	$214,495

PER COMMON SHARE DATA
Earnings per common share - basic	$4.02	$3.44
Earnings per common share - diluted	3.98	3.42
Cash dividends per common share	1.68	1.61
Book value per common share at end of quarter	48.24	47.98

OUTSTANDING COMMON SHARES
Period-end common shares	63,114	62,891
Weighted-average common shares - basic	63,822	62,114
Dilutive effect of stock compensation	957	448
Weighted-average common shares - diluted	64,779	62,562

SELECTED ANNUALIZED RATIOS
Return on average assets	1.14%	1.01%
Return on average common equity	11.44	9.87
Net interest income to average earning assets (1)	3.69	3.56

(1) Taxable-equivalent basis assuming a 35% tax rate

Cullen/Frost Bankers, Inc.
CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED)

	As of or for the
	Nine Months Ended
	September 30,
	2017	2016
BALANCE SHEET SUMMARY ($ in millions)
Average Balance:
Loans	$12,319	$11,497
Earning assets	28,139	26,395
Total assets	30,225	28,489
Non-interest-bearing demand deposits	10,726	9,893
Interest-bearing deposits	15,018	14,318
Total deposits	25,744	24,212
Shareholders' equity	3,154	3,048

Period-End Balance:
Loans	$12,706	$11,581
Earning assets	28,941	27,466
Goodwill and intangible assets	660	662
Total assets	30,990	29,603
Total deposits	26,403	25,108
Shareholders' equity	3,189	3,162
Adjusted shareholders' equity (1)	3,131	2,946

ASSET QUALITY ($ in thousands)
Allowance for loan losses:	$154,303	$149,773
As a percentage of period-end loans	1.21%	1.29%

Net charge-offs:	$26,100	$28,820
Annualized as a percentage of average loans	0.28%	0.33%

Non-performing assets:
Non-accrual loans	$143,104	$96,833
Restructured loans	4,815	1,946
Foreclosed assets	2,094	2,158
Total	$150,013	$100,937
As a percentage of:
Total loans and foreclosed assets	1.18%	0.87%
Total assets	0.48	0.34

CONSOLIDATED CAPITAL RATIOS
Common Equity Tier 1 Risk-Based Capital Ratio	12.38%	12.40%
Tier 1 Risk-Based Capital Ratio	13.14	13.24
Total Risk-Based Capital Ratio	15.19	14.86
Leverage Ratio	8.39	8.18
Equity to Assets Ratio (period-end)	10.29	10.68
Equity to Assets Ratio (average)	10.43	10.70

(1) Shareholders' equity excluding accumulated other comprehensive income (loss).